Exhibit F

                 [On Letterhead of Steven R. Sullivan, Esquire]


                                December 18, 2003


Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549

         RE:  AMEREN CORPORATION, ET AL. - FILE NO. 70-10159
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Dear Sirs:

     I refer to the Form U-1 Application/Declaration, as amended (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed jointly with the Securities and Exchange Commission (the "Commission") by Ameren Corporation ("Ameren") and certain of its direct and indirect non-utility subsidiaries (each a "Non-Utility Subsidiary" and collectively the "Non-Utility Subsidiaries") (Ameren and the Non-Utility Subsidiaries being collectively referred to as the "Applicants"). I am an attorney licensed to practice in the State of Missouri and have acted as counsel for the Applicants in connection with the Application. Capitalized terms used herein that are not specifically defined herein shall have the meanings ascribed to them in the Application.

     In the Application, the Applicants request that the Commission grant them authorization to engage in various transactions (the "Proposed Transactions") during the period through December 31, 2006. Specifically, the authorizations relate to the following: (i) the acquisition directly or indirectly by Ameren of the equity securities of one or more Intermediate Subsidiaries, Financing Subsidiaries, and Special-Purpose Subsidiaries; (ii) the performance of Development Activities and Administrative Activities by Non-Utility Subsidiaries, and expenditure of up to $250 million outstanding at any one time in connection with Development Activities; (iii) the issuance of up to $300 million in the aggregate amount of guarantees by Non-Utility Subsidiaries, in addition to any guarantees that are exempt under Rules 45(b) and 52(b) ; (iv) the sale of goods and services among Non-Utility Subsidiaries at market prices determined without regard to "cost," as determined in accordance with Rules 90 and 91, in certain specified cases; (v) the sale of certain goods and services by certain Non-Utility Subsidiaries outside the United States, subject to a request for reservation of jurisdiction; (vi) the performance of agency services at "cost" by Ameren Energy, Inc. for Union Electric Company and by Ameren Energy Marketing Company for AmerenEnergy Resources Generating Company in connection with brokering and marketing of electricity; (vii) investments by Non-Utility Subsidiaries in Energy Assets or in the equity securities of companies substantially all of whose assets consist of such Energy Assets; (viii) the payment of dividends and/or reacquisition of securities held by associate companies by Non-Utility Subsidiaries out of capital and unearned surplus, to the extent permitted by law; (ix) the entering into of Anticipatory Hedges by Non-Utility Subsidiaries; and (x) changes in capitalization of Non-Utility


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Subsidiaries, and consolidation or other reorganization of Non-Utility
Subsidiaries.

     In connection with this opinion, I have examined original, certified, or conformed copies of all such corporate records, agreements, instruments, and documents of the Applicants and certificates of public officials and officers of the Applicants, and have made such other investigations, as I have deemed necessary or appropriate for the purpose of rendering this opinion. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as conformed copies.

     The opinions expressed below with respect to the Proposed Transactions are subject to the following assumptions and conditions:

     (a) The Proposed Transactions shall have been duly authorized and approved, to the extent required by the governing documents and applicable state laws, by the Board of Directors of Ameren or other Applicant, as appropriate.

     (b) The Commission shall have duly entered an appropriate order or orders with respect to the Proposed Transactions as described in the Application granting and permitting the Application to become effective under the Act and the rules and regulations thereunder and the Proposed Transactions are consummated in accordance with the Application.

     (c) The parties shall have obtained all consents, waivers and releases, if any, required for the Proposed Transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses, and permits.

     (d) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

     (e) The consummation of the Proposed Transactions shall be conducted under my supervision and all legal matters incident thereto shall be satisfactory to me, including the receipt in satisfactory form of opinions of other counsel, qualified to practice in jurisdictions pertaining to such Proposed Transactions in which I am not admitted to practice, as I may deem appropriate.

     Based on the foregoing, and subject to the assumptions and conditions set forth herein, and having regard to legal considerations which I deem relevant, I am of the opinion that, in the event that Proposed Transactions are consummated in accordance with the Application:

     1. All state laws applicable to the Proposed Transactions will have been complied with;

     2. The Applicants are validly organized and duly existing under the laws of their respective states of incorporation;

     3. The equity securities to be acquired by the Applicants in the Proposed Transactions will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining


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thereto set forth in the applicable certificates of incorporation which define such rights and privileges;

     4. The guarantees to be issued by Non-Utility Subsidiaries will be valid and binding obligations of such companies in accordance with the terms of such guarantees; and

     5. The consummation of the Proposed Transactions will not violate the legal rights of the holder of any securities issued by Applicants.

     I hereby consent to the use of this opinion in connection with the Application. The opinions expressed herein are intended solely for the benefit of the Commission and may not be relied upon for any purpose by any other person.



                                       Sincerely,


                                       /s/ Steven R. Sullivan